Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contact:	Dale Parker, Interim Chief Executive Officer Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Announces First-Quarter 2016 Financial Results

•	First quarter 2016 product sales increase approximately 33 percent from the prior year period
•	Operating expenses from continuing operations totaled $2.6 million in the first quarter of 2016, an improvement of approximately 10 percent from the prior year period

Saint Paul, Minn., May 10, 2016 — Image Sensing Systems, Inc. (NASDAQ: ISNS) today announced results for its first quarter ended March 31, 2016.

First-Quarter Results:

Image Sensing’s 2016 first quarter revenue from continuing operations was $3.2 million, compared to continuing operations of $3.2 million in the first quarter of 2015. Gross margin from continuing operations for the first quarter of 2016 was 72 percent, a 10 percent decrease from a gross margin of 82 percent for the same period in 2015. The decrease in the gross margin percent was the result of a higher percentage of revenue from product sales. Revenue from royalties was $1.6 million in the first quarter of 2016 compared to $2.0 million in the first quarter of 2015.

Product sales from continuing operations increased to $1.6 million in the quarter, a 33 percent increase from the $1.2 million in the first quarter of 2015. Higher period product sales resulted from accelerated adoption of the company’s Sx-300 RTMS product that was launched late in 2014. Autoscope Video product sales and royalties were $280,000 and $1.6 million, respectively, and RTMS Radar product sales were $1.3 million in the first quarter of 2016.

The Company’s net loss from continuing operations in the first quarter was $289,000, or $0.06 per basic share, compared to a net loss from the continuing operations of $251,000, or $0.05 per basic share, in the prior year period. The first quarter 2016 net loss from continuing operations includes operating expenses of $2.6 million, a $282,000 or nearly 10 percent improvement from the first quarter of 2015.

Exhibit 99.1

On a non-GAAP basis, excluding intangible asset amortization, depreciation, and restructuring charges for the applicable periods, operating loss from continuing operations for the first quarter of 2016 was $88,000 compared to an operating income of $64,000 in the first quarter of 2015.

“I am pleased with the improvement in our video and radar product sales during the first quarter”, said Dale Parker, Image Sensing System’s Interim CEO. “We saw a twenty five percent improvement in our radar product sales as a result of growing acceptance of our SX-300 by the market. We were also pleased to see continued year-over-year improvement in operating expense levels.”

“From a product perspective, we continued to invest in our next generation video detection technology. This new technology will leverage all new groundbreaking features and functions to give traffic engineers unparalleled information enabling greater control and safety of the intersection. We are looking forward to the release of our next generation video detection product,” concluded Parker.

Discontinued Operations: Sale of License Plate Recognition (LPR) Business Segment:

On July 9, 2015, Image Sensing Systems sold its LPR business to TagMaster A.B. for the purchase price of $4.2 million in cash. As a result of this sale, results of the LPR business segment are classified and reported as discontinued operations in all periods presented. In first quarter of 2015, the Company incurred a net loss of $899,000 from discontinued operations related to the LPR business segment.

First Quarter Conference Call and Replay

Image Sensing Systems’ first quarter earnings conference call will start at 3:45 p.m. Central Time May 12, 2016. To participate, dial 800-505-9587 and reference conference ID 5640442. Please dial in at least 10 minutes prior to the call. A replay of the first quarter conference call will be available beginning at 6:45 p.m. Central Time May 12, 2016 until 6:45 p.m. Central Time on May 19, 2016. To listen to the replay, please register at https://jsp.premiereglobal.com/webrsvp and provide the access code: 5640442.

Non-GAAP Financial Measures:

We provide certain non-GAAP financial information as supplemental information to financial measures calculated and presented in accordance with GAAP (Generally Accepted Accounting Principles in the United States). This non-GAAP information excludes the impact of amortizing intangible assets and depreciation and may exclude other non-recurring items. Management believes that this presentation facilitates the comparison of our current operating results to historical operating results. Management uses this non-GAAP information to evaluate short-term and long-term operating trends in our core operations. Non-GAAP information is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP financial measures and may not be computed the same as similarly titled measures used by other companies.

Exhibit 99.1

About Image Sensing Systems

Image Sensing Systems, Inc. is a global company dedicated to helping improve safety and efficiency for cities and highways by developing and delivering above-ground detection technology, applications and solutions. We give Intelligent Transportation Systems (ITS) professionals more precise and accurate information – including real-time reaction capabilities and in-depth analytics – to make more confident and proactive decisions. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement: Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; adverse weather conditions in our markets; the impact of governmental laws and regulations; international presence; our success in integrating any acquisitions; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2015 filed on March 10, 2016.

Exhibit 99.1

Image Sensing Systems, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share information)

(unaudited)

	Three-Month Periods Ended March 31,
	2016	2015
Revenue
Royalties	$1,624	$2,011
Product sales	1,614	1,216
	3,238	3,227
Cost of revenue	918	587
Gross profit	2,320	2,640

Operating expenses
Selling, general and administrative	1,689	1,744
Research and development	794	906
Amortization of intangible assets	—	122
Restructuring charges	126	119
	2,609	2,891
Operating loss from continuing operations	(289)	(251)
Other expense	(1)	(1)
Loss from continuing operations before income taxes	(290)	(252)
Income tax expense	2	16
Net loss from continuing operations	(292)	(268)
Net loss from discontinued operations	—	(899)
Net loss	$(292)	$(1,167)

Basic net loss per share
Continuing operations	$(0.06)	$(0.05)
Discontinued operations	—	$(0.18)
Net basic earnings per share	$(0.06)	$(0.23)

Diluted net loss per share
Continuing operations	$(0.06)	$(0.05)
Discontinued operations	—	$(0.18)
Net diluted earnings per share	$(0.06)	$(0.23)

Weighted shares – basic	5,030	4,999
Weighted shares – diluted	5,030	4,999

Exhibit 99.1

Image Sensing Systems, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2016	December 31, 2015
Assets
Current assets
Cash and cash equivalents	$1,403	$2,648
Receivables, net	2,520	3,063
Inventories	375	648
Other current assets	481	445
	4,779	6,804
Property and equipment, net	473	518
Intangible assets, net	1,811	1,210
Deferred taxes	19	19
Discontinued operation assets	420	420
	$7,502	$8,971
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$814	$1,519
Warranty and other current liabilities	1,395	2,055
Accrued restructuring	126	—
	2,335	3,574

Shareholders’ equity	5,167	5,397
	$7,502	$8,971

Exhibit 99.1

Image Sensing Systems, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three-Month Periods Ended March 31,
	2016	2015
Operating activities
Net loss	$(292)	$(268)
Net loss from discontinued operations	—	(899)
Net loss from continuing operations	(292)	(1,167)
Adjustments to reconcile net loss to net cash used in operations

Depreciation and amortization	75	196
Stock option expense	59	75
Changes in operating assets and liabilities	(459)	(1,007)
Net cash used for continuing operating activities	(617)	(1,903)
Net cash provided by discontinuing operating activities	—	291
Net cash used in operating activities	(617)	(1,612)

Investing activities
Purchases of property and equipment, net of disposals	(24)	(37)
Capitalized software development costs	(601)	—
Net cash used for continuing investing activities	(625)	(37)
Net cash provided by discontinued investing activities	—	9
Net cash used by investing activities	(625)	(28)

Effect of exchange rate changes on cash	(3)	(132)

Decrease in cash and cash equivalents	(1,245)	(1,772)
Cash and cash equivalents, beginning of period	2,648	2,656
Cash and cash equivalents, end of period	$1,403	$884

Exhibit 99.1

Image Sensing Systems, Inc.

Non-GAAP Income (Loss) from Continuing Operations

(in thousands)

(unaudited)

We define Non-GAAP Income (Loss) from Continuing Operations as income (loss) from continuing operations before amortization of intangible assets, depreciation and restructuring charges for the applicable periods. Management believes Non-GAAP Income (Loss) from Continuing Operations is a useful indicator of our financial performance and our ability to generate cash flows from operations. Our definition of Non-GAAP Income (Loss) from Continuing Operations may not be comparable to similarly titled definitions used by other companies. The table below reconciles Non-GAAP Income (Loss) from Continuing Operations, which is a non-GAAP financial measure, to comparable GAAP financial measures:

	Three-Month Periods Ended March 31,
	2016	2015
Loss from continuing operations	$(289)	$(251)
Amortization of intangible assets	—	122
Depreciation	75	74
Restructuring charges	126	119
Non-GAAP Income (loss) from continuing operations	$(88)	$64

Note – Our calculation of Non-GAAP Income (Loss) from Continuing Operations is considered a non-GAAP financial measure and is not in accordance with, or preferable to, “as reported”, or GAAP financial data. However, we are providing this information, as we believe it facilitates analysis of the Company’s financial performance by investors and financial analysts.